Exhibit 10.4

Owens-Illinois Executive Severance Policy

I.                                        Background and Purpose

Effective March 7, 2015, Owens-Illinois (the “Company”) hereby establishes an Executive Severance Policy (the “Policy”) in order to provide severance benefits to certain eligible employees.

II.                                   Scope and Eligibility

This Policy applies to all employees of the Company and its subsidiaries who are senior leaders and are designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to be a participant in the Policy.

III.                              Definitions

Administrator:  The Committee shall be the Administrator, or following a Change in Control the successor to the Committee.

Base Pay:  The straight annual salary paid to an Eligible Employee, excluding bonuses and sales or other types of commissions.  For purposes of calculating the Severance Pay, the Eligible Employee’s Base Pay shall be the greater of (i) the Base Pay as in effect immediately prior to the Termination Date, or (ii) the Base Pay as in effect prior to any reduction in Base Pay constituting Good Reason.

Benefits:   The medical, dental, prescription drug and life insurance coverage provided to active employees of the Company as in effect on the Termination Date, at the active employee rate.

Cash Compensation: The total annual cash compensation which an Eligible Employee is eligible to earn, including but not limited to Base Pay and Target Bonus.

Cause:  Cause shall mean the Eligible Employee’s dishonesty, disloyalty, misconduct, insubordination, failure to reasonably devote working time to assigned duties, failure or refusal to fully comply with any reasonable rule or regulation, standard or policy which, from time to time, may be established by the Company, including without limitation, those policies set forth in the Company Policy Manual, and failure to cooperate with any investigation of an alleged violation of any such rule, regulation, standard or policy.

Change in Control:  A “Change in Control” has the meaning set forth in Second Amended and Restated Owens-Illinois, Inc. 2005 Incentive Award Plan, or any successor equity incentive plan adopted by the Company and approved by shareholders.

Eligible Employees:  Employees who meet the eligibility requirements of this Policy.

Good Reason:  The occurrence of any of the following events arising within 24 months following a Change in Control and without the Eligible Employee’s prior written consent (i) a material diminution of an Eligible Employee’s Base Pay, (ii) a material diminution in authority, duties or responsibilities (including, if the Eligible Employee is the Chief Executive Officer or Chief Financial Officer of the Company, any material changes which result from not being employed by a public company following the Change in Control) from those in effect immediately prior to the date of the Change in Control, (iii) a material change in the geographic location where the Eligible Employee is required to perform services, or (iv) any other action or inaction that constitutes a material breach by the Company of the terms of the Eligible Employee’s employment as in effect immediately prior to the Change in Control.  The Eligible Employee must provide notice to the Company of the existence of one or more of the conditions listed above, within a period not to exceed 30 days of the initial existence of such condition, and the Company shall have a period of 30 days to remedy the condition.  If the Company is unable to remedy such condition within the 30 day cure period, the Eligible Employee may terminate his employment for Good Reason (which termination shall occur no later than 180 days following the initial existence of the applicable Good Reason condition).

Qualified Termination:  An Eligible Employee’s termination of employment by the Company or any subsidiary (or any successor thereto, including any Successor Employer) without Cause at any time, or following a Change in Control for Good Reason; but in no event will a Qualifying Termination occur if the Eligible Employee is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation.

Release:  The general release/waiver of claims which will be supplied by the Company as soon as practicable but not later than 5 business days following the Termination Date.

Severance Pay:  Means the product of two times the sum of the Executive’s (i) Base Pay and (ii) Target Bonus.

Severance Period:  Means the 24 months following the Termination Date.

Successor Employer:  Means any entity that acquires or assumes assets of the Company in a Change in Control.

Target Bonus:  An Eligible Employee’s Base Pay multiplied by the greater of the Eligible Employee’s (i) target bonus percentage under the Company’s annual incentive plan as in effect immediately prior to the Termination Date, or (ii) target bonus percentage as in effect prior to any reduction in target bonus percentage constituting Good Reason.

Termination Date:  The date of an Eligible Employee’s termination of employment in connection with a Qualified Termination.

IV.                               Conditions Under Which Severance Pay is Available to Eligible Employees

Eligible Employees shall receive Severance Pay under this Policy after their Termination Date if such termination is due to a Qualified Termination.

An employee has not experienced a Qualified Termination and is not eligible for Severance Pay under this Policy if the Eligible Employee:

•                  Voluntarily resigns employment (other than for Good Reason);

•                  Dies or becomes disabled;

•                  Is terminated for Cause; or

•                  Is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation.

As a further condition to an Eligible Employee’s receipt of benefits under this Policy, such employee must first:

•                  sign the agreement regarding confidentiality, non-competition, non-solicitation and non-disparagement attached as Exhibit A (the “Non-Compete Agreement”); and

•                  sign and not revoke (during any period permitted under applicable law) the Release within 50 days following the Termination Date.

V.                                    Severance Pay

Amount of Payment

Eligible Employees who experience a Qualified Termination, and meet the conditions for payment under the terms of this Policy  will receive the Severance Pay.  Except as specifically provided in “Severance Benefits Required by Law or Other Agreement” below, pay during the period between the date notice of a Qualifying Termination is given and the Termination Date will not offset any Severance Pay.

Subject to the tax provisions described below, the Severance Pay shall be paid in a lump sum, on the 8th day following the effective day of  the Release.  If the Severance Pay would be payable in one tax year or another depending upon when the Eligible Employee returns the Release, the Severance Pay will not be paid until the first business day of the later tax year, regardless of when the Release is signed and effective.

Severance Benefits Required by Law or Other Agreement

Any notice, pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will reduce the Severance Pay provided by this Policy.

In the event that an Eligible Employee is entitled to receive Severance Pay under this Policy and any other plan, program, arrangement or individual agreement, the Eligible Employee shall be entitled to receive the greater of the Severance Pay under this Policy or the amount which the Eligible Employee would receive under such other plan, program, arrangement or individual agreement.  In no event shall an Eligible Employee receive severance pay under both this Policy and any other plan, program, arrangement or individual agreement.

Benefits

An Eligible Employee’s Benefits  will remain in effect through the last day of the month in which the Severance Period ends.  If at any time the Company determines in its sole discretion that it cannot provide the Benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu of such Benefits, provide to the Eligible Employee a taxable cash payment in an amount equal to the difference between the applicable monthly premium the Eligible Employee is required to pay for such coverage under COBRA and the amount such Eligible Employee would pay as an active employee, multiplied by the number of calendar months (including partial months) remaining until the expiration of the Severance Period, which amount shall be paid within thirty (30) days following the date of the Company’s determination.

Outplacement Provisions

Eligible Employees who have a Qualified Termination will receive outplacement assistance during the Severance Period applicable to senior executive from time to time as determined by the Company.

VI.                               Benefits

Payment of Severance Pay does not affect the Company’s established procedures with respect to payment for accrued but unused vacation, or the methods established for concluding or continuing participation in any benefit program maintained by the Company.  The provisions of all the Company’s benefit plans, including equity compensation plans, control in the event of a conflict with any provision herein to the extent that such provisions provide for greater benefits to an Eligible Employee than those provided hereunder.

VII.                          Modifications and Termination

The Company reserves the right to modify and/or terminate this Policy at any time and in any manner prior to a Change in Control.  Following a Change in Control, this Policy may not be modified, amended or terminated in any manner which would adversely impact any Eligible Employee with respect to participation in the Policy, eligibility for the Severance Pay, amount of Severance Pay or in any other manner during the 24 months following such a Change in Control.  This Policy shall be binding upon and shall automatically be assigned to each successor of the Company, including any Successor Employer with respect to each Eligible Employee who is employed by the Successor Employer following a Change in Control.

VIII.                     Parachute Payments

In the event that the severance and other benefits provided for in this Policy or otherwise payable to an Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s Severance Benefits under this Policy shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by an Eligible Employee on an after-tax basis, of the greatest amount of severance benefits under this Policy, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  All determinations required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon all Eligible Employees and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The accountants shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the receipt of notice from that there has been a parachute payment, or such earlier time as is requested by the Company.  All fees and expenses of the accountants shall be borne solely by the Company.  All amounts payable to Eligible Employee under this paragraph shall be paid as soon as practicable after the event giving rise to payment of any excise tax under Section 4999 of the Code by the Eligible Employee, but no later than the December 31 of the year next following the year in which the Eligible Employee, or the Company on behalf of the Eligible Employee, remits the excise taxes due.  .  If Severance Benefit are to be reduced, such reduction will be made in a manner as the Company and the Eligible Employee shall mutually agree that would not result in a violation of Section 409A.

IX.                              Taxes

All amounts payable pursuant to this Policy shall be paid net of any applicable withholding and/or employment taxes under federal, state or local law and any additional withholding to which the Eligible Employee has agreed.  Notwithstanding anything in this Policy to the contrary, any compensation or benefits payable hereunder that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code and which are payable upon the Eligible Employee’s termination of employment shall be payable only if such termination constitutes the Eligible Employee’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”).  In addition, if the Company determines that the Eligible Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Eligible Employee’s Separation from Service, any Deferred Compensation to which the Eligible Employee is entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  To the extent that the payment of any Deferred Compensation is delayed in accordance with the preceding sentence, such Deferred Compensation shall be paid to the Eligible Employee in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service, or (ii) the date of the Eligible Employee’s death, and any compensation or benefits that are payable hereunder following such delay shall be paid as otherwise provided herein.  In addition, to the extent that any reimbursements described in Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) (including without limitation, any outplacement services) for which reimbursement in one taxable year could affect the payments or expenses eligible for reimbursement in another taxable year or for which the right to payment is subject to liquidation or exchange for another benefit, such payments or reimbursements shall be made promptly by the Company, but in any event no later than the end of the second calendar year following the calendar year in which the Separation from Service occurs.

X.                                   Administration

This Policy is not intended to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  Rather, this Policy is intended to be solely a pay practice of the Company, with benefits payable from the general assets of the Company or its successor and shall be administered accordingly.  All claims under this Policy shall be governed by the laws of the State of Ohio, without reference to the conflict of law provisions thereof.

The Policy shall be interpreted in accordance with its terms and their intended meanings.  However, the Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Policy.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.  All determinations by the Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law.  If, due to errors in drafting, any Policy provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator and all Policy fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Administrator.  The Administrator shall amend the Policy retroactively to cure any such ambiguity.

Claims Procedure

All disputes or controversies arising under or in connection with this Policy settled by arbitration, conducted before a single neutral arbitrator in Toledo, Ohio, in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  The costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, all other fees and costs, shall be borne by the Company.  Each party shall bear their own attorneys’ fees and expenses, provided, however, that if the arbitrator determines, in a finding on the merits, that any claim was frivolous, the arbitrator may provide, as part of the award, attorneys’ fees.  Judicial orders to enforce the arbitration provisions of this Policy and otherwise in aid of arbitration may be entered by the federal and state courts located in Toledo, Ohio, at any time prior to or after a final decision by the arbitrators, and the Company and each Eligible Employee hereby submits to personal jurisdiction in the State of Ohio and to venue in such courts.

XI.                              At-Will Employment

No provision of the Policy is intended to provide any Eligible Employee with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without Cause.

For more information on any aspect of this Policy, please contact the Senior Vice President, Chief Administrative Officer.

Issued: March 7, 2015